Mail Stop 04-07


									April 12, 2005

Ms. Loran Cashmore Bond
Chief Accounting Officer
Photoworks, Inc.
1260 Sixteenth Avenue West
Seattle, WA 98119


	Re: Photoworks, Inc.
      Form 10-K for the fiscal year ended September 25, 2004
      Filed December 27, 2004
      File No. 000-15338

Dear Ms. Bond:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
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